UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2012

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
 Suite 3500
Hunt Valley, Maryland 21030
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01  Entry into a Material Definitive Agreement.

On December 6, 2012, Omega Healthcare Investors, Inc. (“Omega”) entered into a new $500 million senior unsecured revolving credit facility  (the “2012 Revolving Credit Facility”) and a $200 million unsecured, deferred draw term loan facility (the “2012 Term Loan Facility” and, together with the 2012 Revolving Credit Facility, collectively, the “2012 Credit Facilities”), replacing its previous senior unsecured revolving credit facility (see Item 1.02).  The 2012 Revolving Credit Facility matures on December 6, 2016 (subject to a one-year extension option), and the 2012 Term Loan Facility matures on December 6, 2017.

The 2012 Credit Facilities are being provided pursuant to a Credit Agreement, dated as of December 6, 2012 (the “2012 Credit Agreement”), among Omega, as borrower, certain of Omega’s subsidiaries identified in the 2012 Credit Agreement, as guarantors, a syndicate of financial institutions, as lenders (together with other lenders from time to time becoming signatory to the 2012 Credit Agreement referred to below, as lenders, the “2012 Lenders”), and Bank of America, N.A., as administrative agent for the 2012 Credit Facilities.  Omega’s obligations in connection with the 2012 Credit Facilities are jointly and severally guaranteed by Omega’s current subsidiaries (other than those designated as “unrestricted subsidiaries”) for the benefit of the administrative agent and the 2012 Lenders.  Additional subsidiaries created or acquired by Omega in the future (unless designated as unrestricted subsidiaries) will also be required to guarantee Omega’s obligations in connection with the 2012 Credit Facilities, if such future subsidiaries own unencumbered real property or guarantee other unsecured funded debt (including but not limited to Omega’s unsecured senior notes).

From time to time, certain of the 2012 Lenders, their affiliates and/or their predecessors have provided commercial banking, investment banking and other financial advisory services to Omega or served as underwriters or sales agents for offerings of Omega’s equity or debt, for which they have received customary fees.  Such services have included affiliates of certain of the 2012 Lenders serving as lenders under Omega’s previous senior unsecured revolving credit facility.  As a result of the repayment of borrowings under the previous senior unsecured revolving credit facility with proceeds from the 2012 Credit Facilities, such 2012 Lenders received a portion of such proceeds.  Affiliates of certain of the 2012 Lenders have served as sales agents under Omega’s at-the-market Equity Shelf Program.  The 2012 Lenders and their affiliates may, from time to time in the future, engage in transactions with and perform services for Omega in the ordinary course of business.

The material terms of the 2012 Credit Agreement are as follows:

Term Loan Advances and Repayment.  Subject to its satisfaction of customary drawing conditions, Omega has the right to draw under the 2012 Term Loan Facility up to three times during the 120-day period following the closing, or such earlier date as the 2012 Term Loan Facility has been fully advanced (the “Term Loan Commitment Period”).  Any undrawn portion of the term loan commitment will terminate upon the expiration of the Term Loan Commitment Period and cease to be available.  The principal amount advanced under the 2012 Term Loan Facility does not amortize, and is due and payable in full on December 6, 2017.

Interest Rates and Fees.  The interest rates per annum applicable to the 2012 Credit Facilities are the reserve adjusted LIBOR Rate (the “Eurodollar Rate” or “Eurodollar”), plus the applicable margin (as described below) or, at our option, the base rate, which will be the highest of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate determined on such day for a Eurodollar Loan with an interest period of one month plus 1.0%, in each case, plus the applicable margin (as described below).  The applicable margins with respect to the 2012 Credit Facilities are determined in accordance with a performance grid based on our investment grade ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings with respect to Omega’s non-credit-enhanced senior unsecured long-term debt.  The applicable margin for the 2012 Revolving Credit Facility may range from 1.90% to 1.00% in the case of Eurodollar advances (2.35% to 1.15%, including facility fees), and from 0.55% to 0% in the case of base rate advances (1.00% to 0.15%, including facility fees).  Letter of credit fees may range from 1.90% to 1.00% per annum, based on the same performance grid.  The applicable margin for the 2012 Term Loan Facility may range from 2.30% to 1.10% in the case of Eurodollar advances, and from 1.30% to 0.10% in the case of base rate advances.  The default rate on the 2012 Credit Facilities is 2.0% above the interest rate otherwise applicable to base rate loans.  We are also obligated to pay an unused fee on the undrawn portion of the 2012 Term Loan Facility to the lenders under the 2012 Term Loan Facility equal to 0.30% on the unused portion of the 2012 Term Loan Facility during the Term Loan Commitment Period.

Prepayments; Reduction or Termination of Commitments.  We may prepay the 2012 Credit Facilities at any time in whole or in part, or reduce or terminate the revolving and term loan commitments under the 2012 Credit Facilities, in each case without fees or penalty.  Principal amounts prepaid or repaid under the 2012 Term Loan Facility may not be reborrowed.

Covenants.  The 2012 Credit Agreement contains customary affirmative and negative covenants, including, without limitation, limitations on indebtedness; limitations on investments; limitations on liens; limitations on mergers and consolidations; limitations on sales of assets; limitations on transactions with affiliates; limitations on negative pledges; limitations on prepayment of debt; limitations on use of proceeds; limitations on changes in lines of business; limitations on repurchases of Omega capital stock if a default or event of default exists; and maintenance of real estate investment trust (“REIT”) status.  In addition, the 2012 Credit Agreement contains financial covenants, including, without limitation, those relating to maximum total leverage, maximum secured leverage, maximum unsecured leverage, minimum fixed charge coverage, minimum consolidated tangible net worth, minimum unsecured debt yield, minimum unsecured interest coverage and maximum distributions.

Events of Default.  The 2012 Credit Agreement includes customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, material breach of representations and warranties, covenant defaults, cross-defaults, a change of control, bankruptcy events, material unsatisfied or unstayed judgments and loss of REIT status.

Right to Increase Maximum Borrowings. Pursuant to the terms of the 2012 Credit Agreement, the 2012 Lenders have agreed that Omega may increase the commitments under the 2012 Credit Facilities by up to an additional $300 million, for maximum aggregate commitments of up to $1 billion.

Guarantees.  Omega’s current subsidiaries that are not unrestricted subsidiaries under the 2012 Credit Agreement (with the exception of nine recently created or acquired subsidiaries which are required to become guarantors of the 2012 Credit Facilities by December 31, 2012) jointly and severally guarantee Omega’s obligations in connection with the 2012 Credit Facilities on an unsecured basis.  Additional subsidiaries created or acquired by Omega in the future (unless designated as unrestricted subsidiaries) will also be required similarly to guarantee Omega’s obligations in connection with the 2012 Credit Facilities, if such future subsidiaries own unencumbered real property or guarantee other unsecured funded debt (including, but not limited to, Omega’s unsecured senior notes).

At December 6, 2012, Omega had approximately $131 million in borrowings outstanding under the 2012 Revolving Credit Facility, and approximately $100 million in borrowings outstanding under the 2012 Term Loan Facility.

The 2012 Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02  Termination of  a Material Definitive Agreement.

On December 6, 2012, Omega terminated its previous $475 million senior unsecured revolving credit facility (the “2011 Credit Facility”) and the related credit agreement, dated as of August 16, 2011 (the “2011 Credit Agreement”) by and among Omega, as borrower, certain of Omega’s subsidiaries identified in the 2011 Credit Agreement, as guarantors, a syndicate of other financial institutions as lenders (the “2011 Lenders”), and Bank of America, N.A. as administrative agent. The 2011 Credit Facility was jointly and severally guaranteed on an unsecured basis by Omega’s subsidiaries that were not designated as unrestricted subsidiaries.

The material terms of the 2011 Credit Agreement were as follows:

Availability Amount.  Omega’s ability to request borrowings and letters of credit under the 2011 Credit Facility was subject to an availability amount equal to the sum of 60% of unencumbered asset value minus consolidated unsecured funded debt (excluding outstanding loans and letters of credit under the 2011 Credit Facility).

Interest Rates and Fees.  The interest rates per annum applicable to the 2011 Credit Facility were the Eurodollar Rate, plus the applicable margin (as described below) or, at our option, the base rate, which was the highest of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate determined on such day for a Eurodollar Loan with an interest period of one month plus 1.0%, in each case, plus the applicable margin (as described below).  The applicable margin with respect to the 2011 Credit Facility was initially determined in accordance with a performance grid based on our consolidated leverage ratio.  The applicable margin ranged from 3.0% to 2.25% in the case of Eurodollar advances, and from 2.0% to 1.25% in the case of base rate advances.  Letter of credit fees ranged from 3.0% to 2.25% per annum, based on the same performance grid.  The 2011 Credit Agreement provided that in the event that Omega achieved at least two investment grade ratings from Standard & Poor’s, Moody’s and/or Fitch Ratings with respect to Omega’s non-credit-enhanced senior unsecured long-term debt, the applicable margin would instead be determined based on the credit rating of such debt, and would range from 1.70% to 1.25% (2.10% to 1.50%, including facility fees) in the case of Eurodollar advances and letter of credit fees, and from 0.70% to 0.25% (1.10% to 0.50%, including facility fees) in the case of base rate advances.  The default rate on the 2011 Credit Facility was 2.0% above the interest rate otherwise applicable to base rate loans.  So long as Omega did not have at least two investment grade ratings as described above, we were also obligated to pay an unused fee to the 2011 Lenders ranging from 0.50% to 0.35% on the unused portion of the 2011 Credit Facility.  Omega had achieved its second such investment grade rating in July, 2012.

Prepayments; Reduction or Termination of Commitments.  We had the right to prepay the 2011 Credit Facility at any time in whole or in part, or reduce or terminate the revolving commitments under the 2011 Credit Facility, in each case without fees or penalty.

Covenants.  The 2011 Credit Agreement contained customary affirmative and negative covenants, including, without limitation, limitations on indebtedness; limitations on investments; limitations on liens; limitations on mergers and consolidations; limitations on sales of assets; limitations on transactions with affiliates; limitations on negative pledges; limitations on prepayment of debt; limitations on use of proceeds; limitations on changes in lines of business; limitations on repurchases of Omega capital stock if a default or event of default exists; and maintenance of REIT status.  In addition, the 2011 Credit Agreement contained financial covenants, including, without limitation, those relating to maximum total leverage, maximum secured leverage, maximum unsecured leverage, minimum fixed charge coverage, minimum consolidated tangible net worth, minimum unsecured debt yield, minimum unsecured interest coverage and maximum distributions.

Events of Default.  The 2011 Credit Agreement included customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, material breach of representations and warranties, covenant defaults, cross-defaults, a change of control, bankruptcy events, material unsatisfied or unstayed judgments and loss of REIT status.

Right to Increase Maximum Borrowings. Pursuant to the terms of the 2011 Credit Agreement, the 2011 Lenders agreed that in certain circumstances Omega could increase the revolving commitments under the 2011 Credit Facility by up to an additional $125 million, for maximum aggregate revolving commitments of up to $600 million.

Guarantees.  Omega’s subsidiaries (other than unrestricted subsidiaries) jointly and severally guaranteed Omega’s obligations in connection with the 2011 Credit Facility on an unsecured basis.  Additional subsidiaries created or acquired by Omega from time to time (unless designated as unrestricted subsidiaries) were also required similarly to guarantee Omega’s obligations in connection with the 2011 Credit Facility, if such future subsidiaries owned unencumbered real property or guaranteed other unsecured funded debt (including, but not limited to, Omega’s unsecured senior notes).

Omega and its subsidiaries terminated the 2011 Credit Facility in connection with the effectiveness of the 2012 Credit Facilities.  Omega did not experience any material early termination penalties due to the termination of the 2011 Credit Facility.  For the three month period ending December 31, 2012, Omega will record a one-time, non-cash charge of approximately $2.5 million relating to the write-off of deferred financing costs associated with the termination of the 2011 Credit Facility.

Item 2.03  Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated herein by reference, for a discussion of the creation of a direct financial obligation under the 2012 Credit Facilities.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1
Credit Agreement, dated as of December 6, 2012, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and Bank of America, N.A., as administrative agent for such lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC. (Registrant)

Dated: December 7, 2012	By:	/s/ C. Taylor Pickett
C. Taylor Pickett
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Exhibit

10.1
Credit Agreement, dated as of December 6, 2012, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and Bank of America, N.A., as administrative agent for such lenders.